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                                                                     Exhibit 5.1


                           McDonald Carano Letterhead

                                  July 21, 1999


Board of Directors
Jackpot Enterprises, Inc.
1110 Palms Airport Drive
Las Vegas, Nevada 89119

Gentlemen:

         At your request, we have examined the Registration Statement on Form S-4 (No. 333-78103) filed by Jackpot Enterprises, Inc. (the "Company") with the Securities and Exchange Commission on May 7, 1999, and Amendment No. 1 thereto filed on July 21, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 9,305,501 shares (the "Shares") of the common stock of the Company. In our capacity as your counsel on matters of Nevada law, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares.

         It is our opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.


                                  Sincerely,

                                  McDONALD CARANO WILSON McCUNE
                                  BERGIN FRANKOVICH & HICKS LLP


                                  By /s/ A. J. Hicks
                                    ---------------------------
                                         A Partner